Exhibit 99.1

        JoS. A. Bank Elects New Director; Sidney H. Ritman to Join Board



    HAMPSTEAD, Md.--(BUSINESS WIRE)--Aug. 1, 2005--JoS. A. Bank Clothiers, Inc. (Nasdaq National Market: JOSB) announced today that Sidney H. Ritman has been named as an additional director of the company. Mr. Ritman is the founder, owner and operator of Toni Industries, Inc., an importer of the Giorgio San Angelo line of ladies clothing. Mr. Ritman has an extensive background in international sourcing for U.S. and European apparel retailers, including fifteen years in residence in Hong Kong as the founder, owner and operator of the Armstrong Industries, Ltd., a sourcing agent which had offices in seven countries and annual FOB sales in excess of $200 million.
    "The phenomenal growth and success of JoS. A. Bank is the talk of the industry. I am pleased to be associated with such an impressive company," said Mr. Ritman. He continued, "JoS. A. Bank's merchandising strategy is exciting and innovative. I look forward to working with management and my fellow board members as the company continues to lead the menswear industry with offerings such as the Stays Cool suit and its Travelers collection of products."
    Robert N. Wildrick, Chief Executive Officer and President, welcomed Mr. Ritman saying, "We are privileged to have Sid on our Board. His expertise in international sourcing is a resource upon which we can draw as we continue to expand our global network of suppliers."
    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 282 stores in 38 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the Nasdaq National Market under the symbol "JOSB".
    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition such as risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.



    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
             David E. Ullman, EVP/CFO, 410-239-5715
               or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             R. Jerry Falkner, CFA
             800-377-9893
             info@rjfalkner.com
               or
             www.josbank.com